Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces November 2007 Sales Results

New York, New York, December 6, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of November 2007.

For the four-week period ended December 1, 2007, net sales increased 12.2% to $209.2 million, compared with net sales of $186.4 million for the four-week period ended November 25, 2006. By division, net sales for Ann Taylor increased 1.4% to $74.3 million in November 2007, compared with net sales of $73.3 million in November 2006. For Ann Taylor LOFT, net sales increased 15.5% to $99.6 million in November 2007, compared with net sales of $86.2 million in November 2006.

Comparable store sales for the November 2007 period increased 3.9%, versus a comparable store sales decline of 4.3% in the November 2006 period. By division, comparable store sales for Ann Taylor increased 0.6% in the 2007 period, compared with a decrease of 3.4% the prior year. For Ann Taylor LOFT, comparable store sales increased 5.3% in November 2007, compared with a decrease of 7.7% the prior year. As disclosed last month, comparable store sales in the month of November benefited from timing associated with a promotional program that began in October, resulting in a November benefit of 1.2 points to total Company comps and 3.0 points to Ann Taylor division comps.

Commenting on the Company’s overall sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “From a sales and margin perspective, November was a solid month overall for us. Our trends in the first half of the month were better than in the back half, due to traffic weakness as the month progressed. The Ann Taylor division experienced very soft traffic in the second half of the month, although we achieved good in-store metrics. At LOFT, traffic in the back half was also soft, but the division effectively offset this softness with very strong in-store performance. Importantly, we are entering December with healthy inventory positions at both divisions and with product assortments that we believe are better than last year.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 921 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 3, 2007.

Contact:

Judith A. Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

7 Times Square, New York, NY 10036

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.